Exhibit 10.1

USE OF NAME LICENSE AGREEMENT

THIS USE OF NAME LICENSE AGREEMENT (the “Agreement”) is made to be effective as of June 15, 2012 (the “Effective Date”), by and between ERBA Diagnostics, Inc., a Delaware corporation formerly known as IVAX Diagnostics, Inc. (“Miami”), and ERBA Diagnostics Mannheim GmbH, a company headquartered in Germany (“Mannheim”).

RECITALS

WHEREAS, on September 1, 2010, Mannheim became the majority stockholder of Miami; and

WHEREAS, on the Effective Date, with the consent of Mannheim, Miami changed its name to be known as “ERBA Diagnostics, Inc.” and will use the name “ERBA” in its name and in connection with the offering of its products and services, and Mannheim is agreeable to allow Miami to use its name in such manner.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:

1.     License. In consideration of Miami’s payment to Mannheim of $1 USD per year during the term of this Agreement (the first such payment to be made on the Effective Date, and each subsequent payment to be made on the applicable anniversary thereof), and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Mannheim grants to Miami a fully paid, royalty-free, non-exclusive license to use the name “ERBA” (the “Name”) and any stylized logos or marks associated with the Name (collectively, the Name, stylized logos and marks are referred to herein as the “Licensed Property”) in its corporate name, domain name, promotional literature and product and service descriptions and for other general commercial purposes all in accordance with the terms and conditions set forth in this Agreement (collectively, the “License”).

2.     Rights and Title to Licensed Property. Miami acknowledges that, unless and until Mannheim transfers to Miami all rights, title and interest in and to all of the Licensed Property, as provided in Section 5, all rights, title and interest in and to the Licensed Property shall remain with Mannheim. Unless and until such transfer occurs, other than the License granted in this Agreement, Miami disclaims any right or interest to the Licensed Property or the goodwill derived therefrom.

3.     Protection of the Name. Miami agrees that it shall use commercially reasonable efforts to protect the Licensed Property, including, without limitation, Miami shall file a trademark application with the United States Patent and Trademark Office for the use of the Name in the United States of America (the “Registered Trademark”). Miami agrees that it shall use the Licensed Property only in accordance with Mannheim’s reasonable written instructions. When requested by Mannheim, Miami shall send samples of advertising and promotional materials using, as well as goods bearing or sold under, the Licensed Property, which may permit Mannheim to reasonably determine whether Miami’s uses of the Licensed Property meet the standards, specifications and directions reasonably established by Mannheim. Miami agrees that it shall use commercially reasonable efforts to prevent the unauthorized use of the Licensed Property by third parties. Miami shall promptly provide Mannheim written notice of all such unauthorized uses about which Miami becomes aware and a written description of the actions Miami has taken or is taking to prevent such unauthorized use. Where Mannheim in the exercise of its sole discretion deems appropriate, Mannheim will permit Miami to intervene in any litigation brought by or against Mannheim concerning the Licensed Property. Miami agrees that it will take all commercially reasonable actions requested by Mannheim that Mannheim, in good faith, reasonably believes are necessary for the protection of the Licensed Property. Miami covenants that it will not knowingly take any actions that will damage or harm the Licensed Property.

4.     Mannheim’s Right to Advertise and Promote of Miami’s Products and Services. The parties hereby agree that Mannheim shall have the non-exclusive right, and Miami hereby grants to Mannheim the non-exclusive right, at Mannheim’s option, to conduct advertising and promotional campaigns with respect to Miami’s products and services, including, but not limited to, those containing the Licensed Property. When requested by Miami, Mannheim shall send samples of any and all such advertising and promotional materials which may permit Miami to reasonably determine whether they meet Miami’s standards for the advertising and promotion of the applicable products and services. Mannheim covenants that it will not knowingly take any actions that will damage or harm the products and services of Miami, including, but not limited to, those with respect to which it is providing advertising and promotional services. Miami shall reimburse Mannheim for any and all reasonable costs and expenses incurred by Mannheim with respect to the advertising and promotional services contemplated by this Section 4 promptly after an invoice therefor is received by Miami. Such invoices shall be delivered to Miami on at least a monthly basis and shall contain such information and detail as may reasonably be necessary to understand the costs and expenses incurred by Mannheim and the advertising and promotional services as to which they relate.

5.     Abandonment of Licensed Property. If Mannheim decides that it no longer wishes to use the Licensed Property for any commercial purpose whatsoever, and it determines to abandon the same, then Mannheim agrees that upon making such determination it shall provide written notice of such determination immediately to Miami and, upon payment by Miami of $1 USD to Mannheim, Mannheim shall transfer all of its rights, title and interest in and to the Licensed Property to Miami. Mannheim and Miami shall execute any and all documents necessary to effectuate such transfer. The date that such transfer becomes effective shall be known as the “Transfer Date.”

6.     Term of Agreement. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 9, continue thereafter until the earlier of: (a) the Transfer Date; and (b) such time, if any, as Mannheim no longer owns, directly or indirectly, shares of Miami’s common stock representing more than 50% of the issued and outstanding shares of such stock (the “Share Threshold Date”).

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7.     Sublicensing and Assignment. Miami may not assign, sublicense or encumber the License or this Agreement without the express prior written consent of Mannheim. Mannheim may assign, sublicense or encumber the License or this Agreement.

8.     Representations and Warranties of Mannheim. Mannheim represents and warrants to Miami that, to its knowledge, it owns the Licensed Property and has the right to license the Licensed Property to Miami. Mannheim further represents to Miami that, to its knowledge, its use of the Licensed Property and the License hereunder do not infringe upon the rights of any other person and no person has made any claim related thereto.

9.     Termination; Effect of Termination. Mannheim may terminate this Agreement at any time after the first anniversary of the Effective Date and prior to the earlier of the Transfer Date and the Share Threshold Date: (a) upon providing Miami one hundred eighty (180) days prior written notice of its intent to terminate and the date upon which the Agreement shall terminate; or (b) upon providing Miami thirty (30) days prior written notice of any breach of this Agreement by Miami, which breach remains uncured at the end of such thirty (30) day period. Upon the termination of this Agreement in accordance with this Section 9 or, if applicable, the expiration of this Agreement on the Share Threshold Date, Miami agrees that it shall take all steps as are reasonably necessary to cause the Registered Trademark to be assigned to Mannheim. The parties acknowledge that, upon termination of this Agreement pursuant to this Section 9 or, if applicable, the expiration of this Agreement on the Share Threshold Date, Miami will have to amend its Certificate of Incorporation to change its name and that such action will require the affirmative vote of its stockholders. Miami agrees that it shall take all steps as are reasonably necessary to change its name as soon as is reasonably practicable following termination of this Agreement in accordance with this Section 9 or, if applicable, expiration of this Agreement on the Share Threshold Date.

10.     Entire Agreement; No Oral Modifications. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto and may not be amended or modified except in a writing signed by both of the parties.

11.     Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and permitted assigns; however, nothing in this Agreement, expressed or implied, is intended to confer on any individual or entity other than the parties, or their respective heirs, successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13.     Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and the State of Florida, both substantive and remedial.

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14.     Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given if personally delivered against written receipt or by facsimile transmission or mailed first class certified mail, return receipt requested, or sent by overnight courier prepaid to the other party at the following addresses or facsimile numbers:

If to Mannheim, then to:

ERBA Diagnostics Mannheim GmbH

c/o Transasia Bio-medicals Ltd.

Transasia House

8 Chandivali Studio Road

Mumbai, India 400072

Facsimile:	011 (+91) 22 2857 3030
Attention:	Chief Executive Officer

If to Miami, then to:

ERBA Diagnostics, Inc.

2140 North Miami Avenue

Miami, Florida 33127

Facsimile:	(305) 324-2395
Attention:	Chief Executive Officer

15.     Headings. The section headings herein are included for convenience only and are not to be deemed a part of this Agreement.

16.     Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including, without limitation, reasonable attorneys’ fees and costs) for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties agree that money damages may not be an adequate remedy for either party in the event of a breach of the material provisions of this Agreement, and that either party may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. The rights and remedies given in this Agreement to a non-breaching party shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a non-breaching party under this Agreement or given to a non-breaching party at law or in equity.

17.     Attorneys’ Fees. In the event of any dispute or controversy arising out of this Agreement, the prevailing party shall be entitled to recover from the other party, and such other party shall pay on demand, all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such dispute or controversy.

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18.     Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

[ SIGNATURE PAGE FOLLOWS ]

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IN WITNESS WHEREOF, each party has duly executed this Agreement to be effective as of the Effective Date.

ERBA Diagnostics, Inc.,
a Delaware corporation formerly known as
IVAX Diagnostics, Inc.

By:	/s/ Kevin D. Clark
Kevin D. Clark,
Chief Executive Officer,
Chief Operating Officer and President

ERBA Diagnostics Mannheim GmbH,
a company headquartered in Germany

By:	/s/ Suresh Vazirani
Suresh Vazirani,
Chief Executive Officer and
Managing Director

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